EXHIBIT 10.26.1

MASTER LEASE

Between

NATIONWIDE HEALTH PROPERTIES, INC.,

a Maryland corporation,

as "Landlord"

AND

SUMMERVILLE AT CAMELOT PLACE LLC,
a Delaware limited liability company,

SUMMERVILLE AT HILLEN VALE LLC,
a Delaware limited liability company,

and

SUMMERVILLE AT LAKEVIEW LLC,
a Delaware limited liability company,

collectively, as "Tenant"

Dated: October 2, 2006

EXHIBITS AND SCHEDULES:
EXHIBIT A	LEGAL DESCRIPTION
EXHIBIT B	LANDLORD PERSONAL PROPERTY
EXHIBIT C	FAIR MARKET VALUE
EXHIBIT D	PERMITTED EXCEPTIONS
EXHIBIT E	CERTAIN DEFINITIONS
EXHIBIT F	FINANCIAL, MANAGEMENT AND REGULATORY REPORTS
SCHEDULE 1	IDENTITY OF LANDLORD AND TENANT ENTITIES
SCHEDULE 2	FACILITY INFORMATION: BUSINESS, UNITS, ETC.
SCHEDULE 3	CALCULATION OF NHP’S WEIGHTED AVERAGE COST OF CAPITAL

MASTER LEASE

This "Master Lease" is entered into as of October 2, 2006, between NATIONWIDE HEALTH PROPERTIES, INC., a Maryland corporation ("Landlord"), and SUMMERVILLE AT CAMELOT PLACE LLC, a Delaware limited liability company, SUMMERVILLE AT HILLEN VALE LLC, a Delaware limited liability company, and SUMMERVILLE AT LAKEVIEW LLC, a Delaware limited liability company (collectively, "Tenant"), for the respective real properties and improvements thereon (each a "Facility" and collectively, the "Facilities") as set forth on Schedule 1 and as legally described on Exhibit A  and the "Landlord Personal Property" associated therewith as described in Exhibit B  (collectively, the "Premises"), each used as a licensed healthcare facility of the type described on Schedule 2 (individually as so utilized, and collectively, the "Business"). Pursuant to its concurrent Amended and Restated Guaranty of Lease, Summerville Senior Living, Inc., a Delaware corporation ("Guarantor") has guaranteed Tenant's obligations hereunder. In consideration of the mutual covenants, conditions and agreements set forth herein, Landlord hereby leases the Premises to Tenant for the Term upon the terms and conditions provided below. Certain capitalized terms used in this Master Lease are defined on Exhibit E.

RECOGNITION OF MASTER LEASE;
IRREVOCABLE WAIVER OF CERTAIN RIGHTS

Tenant and Landlord each acknowledge and agree that this Master Lease constitutes a single, indivisible lease of the entire Premises, and the Premises constitute a single economic unit. The Minimum Rent, Additional Rent, other amounts payable hereunder and all other provisions contained herein have been negotiated and agreed upon based on the intent to lease the entirety of the Premises as a single and inseparable transaction, and such Minimum Rent, Additional Rent, other amounts and other provisions would have been materially different had the parties intended to enter into separate leases or a divisible lease. Any Event of Default under this Master Lease shall constitute an Event of Default as to the entire Premises.

Each of the entities comprising Tenant and Guarantor, in order to induce Landlord to enter into this Master Lease, to the extent permitted by law:

A.            Agrees, acknowledges and is forever estopped from asserting to the contrary that the statements set forth in the first sentence of this Section are true, correct and complete;

B.            Agrees, acknowledges and is forever estopped from asserting to the contrary that this Master Lease is a new and de novo lease, separate and distinct from any other lease between any of the entities comprising Tenant and any of the entities comprising Landlord that may have existed prior to the date hereof;

C.            Agrees, acknowledges and is forever estopped from asserting to the contrary that this Master Lease is a single lease pursuant to which the collective Premises are demised as a whole to Tenant;

D.            Agrees, acknowledges and is forever estopped from asserting to the contrary that if, notwithstanding the provisions of this Section, this Master Lease were to be determined or found to be in any proceeding, action or arbitration under state or federal bankruptcy, insolvency, debtor-relief or other applicable laws to constitute multiple leases demising multiple properties, such multiple leases could not, by the debtor, trustee, or any other party, be selectively or individually assumed, rejected or assigned;

E.            Forever knowingly waives and relinquishes any and all rights under or benefits of the provisions of the Federal Bankruptcy Code Section 365 (11 U.S.C. § 365), or any successor or replacement thereof or any analogous state law, to selectively or individually assume, reject or assign the multiple leases comprising this Master Lease following a determination or finding in the nature of that described in the foregoing Section D.

1.           Term. The "Term" of this Master Lease is the Initial Term plus all Renewal Terms, and a "Lease Year" is the twelve (12) month period commencing on October 1 of each year of the Term; provided, however that the first Lease Year shall commence on October 2, 2006 and end on September 30, 2007. The "Initial Term" commences on October 2, 2006 (the "Effective Date") and ends on September 30, 2016, and may be extended for two (2) separate "Renewal Terms" of ten (10) years each if: (a) at least twelve (12), but not more than fifteen (15) months prior to the end of the then current Term, Tenant delivers to Landlord a "Renewal Notice" that it desires to exercise its right to extend this Master Lease for one (1) Renewal Term; (b) there is no Event of Default on the date Landlord receives the Renewal Notice (the "Exercise Date") or on the last day of the then current Term; and (c) the Minimum Rent for the Renewal Term is determined pursuant to Section 2.2 within ninety (90) days after the Exercise Date.

2.            Rent. During the Term, Tenant shall pay Landlord "Rent" consisting of "Minimum Rent" plus "Additional Rent" determined as provided in this Section 2; provided, the Rent for any Lease Year shall not be less than one hundred percent (100%) of the Rent for the previous Lease Year. The Rent for any month that begins or ends on other than the first or last day of a calendar month shall be prorated based on actual days elapsed.

2.1            Initial Term Rent.

(a)            During the Initial Term, the annual "Minimum Rent" shall be an amount equal to the sum of (I) Landlord's Camelot Investment multiplied by eight and sixty one-hundredths percent (8.60%), and (II) Landlord's Lakeview/HillenVale Investment multiplied by eight and seventy one-hundredths percent (8.70%) (the "Lease Rate"), payable in advance in twelve (12) equal monthly installments. Commencing with the second (2nd) Lease Year and continuing thereafter during the Term (excluding the first Lease Year of any Renewal Term), Tenant agrees to pay "Additional Rent" to Landlord monthly in advance together with the payment of Minimum Rent. Such Additional Rent (which shall be expressed as an annual amount but shall be payable in equal monthly installments) shall be equal to the sum of (i) the Additional Rent for the immediately preceding Lease Year and (ii) the product of (A) the Minimum Rent and Additional Rent due for the immediately preceding Lease Year and (B) the lesser of (x) three percent (3.0%) or (y) a percentage equal to five (5) times the percentage increase (the "CPI Increase") in the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index for All Urban Wage Earners and Clerical Workers, United States Average, Subgroup "All Items" (1982 –1984 = 100) (the "CPI"). In no event shall the CPI Increase be a negative number. The applicable CPI Increase shall be calculated annually for each Lease Year by comparing the CPI in effect on the first calendar day of the Lease Year for which Additional Rent is being calculated to the first calendar day of the immediately preceding Lease Year.

(b)           As used herein, (i) "Landlord's Camelot Investment" means Landlord's investment in the Facility located at 49-A Leisure Lane, Medina, Ohio (the "Camelot Facility") in the amount of Ten Million Six Hundred Sixty-Five Thousand Dollars ($10,665,000), plus any amounts advanced by Landlord pursuant to Section 8.6 with respect to the Camelot Facility, plus any other amount that, in accordance with any other term or provision of this Master Lease, is to be added to Landlord's Camelot Investment, and minus any amount that, in accordance with any term or provision of this Master Lease, is to be subtracted from Landlord's Camelot Investment; and (ii) "Landlord's Lakeview/HillenVale Investment" means Landlord's investment in (A) the Facility located at 4000 Lakeview Crossing, Groveport, Ohio (the "Lakeview Facility"), and (B) the Facility located at 1615 Yauger Road, Mt. Vernon, Ohio (the "HillenVale Facility"), in the aggregate amount of Twenty-Two Million Two Hundred Eighty Thousand Dollars ($22,280,000), plus any amounts advanced by Landlord pursuant to Section 8.6 with respect to the Lakeview Facility and/or HillenVale Facility, plus any other amount that, in accordance with any other term or provision of this Master Lease, is to be added to Landlord's Lakeview/HillenVale Investment, and minus any amount that, in accordance with any term or provision of this Master Lease, is to be subtracted from Landlord's Lakeview/HillenVale Investment.

(c)           Concurrently with any increase or decrease in Landlord's Camelot Investment and/or Landlord's Lakeview/HillenVale Investment during the Term as described in Section 2.1(b), the Rent then due and payable for the balance of the applicable Lease Year and Term shall be recalculated and reset based on the adjusted amount of Landlord's Camelot Investment and/or Landlord's Lakeview/HillenVale Investment, as the case may be.

2.2            Renewal Term Rent. To establish a fair market Minimum Rent for the Premises during the Renewal Terms, the Minimum Rent for each Renewal Term shall be reset and expressed as an annual amount equal to the greater of (a) the product of (i) the total Minimum Rent and Additional Rent due for the last Lease Year of the Initial Term or the preceding Renewal Term, as the case may be, and (ii) one hundred three percent (103%); or (b) the product of (x) the "Fair Market Value" of the Premises on the Exercise Date as established pursuant to Exhibit C, and (y) a percentage equal to two hundred (200) basis points over NHP's Weighted Average Cost of Capital as of the Exercise Date. As used herein, "NHP's Weighted Average Cost of Capital" as of any date of determination shall be determined and calculated in accordance with Schedule 1 attached hereto. Commencing with the second (2'1) Lease Year of a Renewal Term, "Additional Rent" shall be calculated and payable on a monthly basis together with Minimum Rent as provided in Section 2.1. Notwithstanding the foregoing, in no event shall the Minimum Rent due for the first Lease Year of any Renewal Term be less than one hundred three percent (103%) nor greater than one hundred ten percent (110%) of the total Minimum Rent and Additional Rent due for the Lease Year immediately preceding the applicable Renewal Term.

2.3           Payment Terms. All Rent and other payments to Landlord shall be paid by wire transfer or ACH (Automated Clearing House) only. Minimum Rent and Additional Rent shall be paid in advance in equal monthly installments on or before the first (1st) business day of each calendar month.

2.4           Absolute Net Lease. All Rent payments shall be absolutely net to Landlord, free of any and all Taxes, Other Charges, and operating or other expenses of any kind whatsoever, all of which shall be paid by Tenant. Tenant shall continue to perform its obligations under this Master Lease even if Tenant claims that it has been damaged by Landlord. Thus, Tenant shall at all times remain obligated under this Master Lease without any right of setoff, counterclaim, abatement, deduction, reduction or defense of any kind. Tenant's sole right to recover damages against Landlord under this Master Lease shall be to prove such damages in a separate action.

3.           Late Charges. The late payment of Rent or other amounts due will cause Landlord to lose the use of such money and incur administrative and other expenses not contemplated under this Master Lease. While the exact amount of the foregoing is extremely difficult to ascertain, the parties agree that as a reasonable estimate of fair compensation to Landlord, if any Rent or other amount is not paid within (a) five (5) days after the due date for such payment, then Tenant shall thereafter pay to Landlord on demand a late charge equal to five percent (5%) of such delinquent amounts, and (b) ten (10) days after the due date for such payment, such unpaid amount shall accrue interest from such date at the "Agreed Rate" of three percent (3%) plus the Lease Rate.

4.           Security Deposit: Guaranty.

(a)            Pursuant to the parties' concurrent Letter of Credit Agreement, Tenant shall deposit with Landlord and maintain during the Term one (1) or more letters of credit in an undrawn face amount equal to Four Hundred Three Thousand Eight Hundred Twenty-Five Dollars ($403,825) as a "Security Deposit" against the faithful performance by Tenant of its obligations under this Master Lease.

(b)            Notwithstanding the foregoing, (i) at the end of the first Lease Year the amount of the Security Deposit shall be increased by the amount of $325,960 if the Lakeview/HillenVale Rent Coverage Ratio is less than 1.01 to 1; and (ii) at the end of the second Lease Year the amount of the Security Deposit shall be increased by the amount of $162,980 if the Lakeview/HillenVale Rent Coverage Ratio is less than 1.26 to 1. As used herein, "Lakeview/HillenVale Rent Coverage Ratio" means, as of the date of determination, the ratio of (i) the EBITDARM (as hereinafter defined) for the Lakeview Facility and HillenVale Facility for the immediately preceding two calendar quarters (a "Measuring Period"), minus (A) an assumed management fee equal to five percent (5%) of the Gross Revenues (as hereinafter defined) generated during such Measuring Period from the Lakeview Facility and HillenVale Facility, and (B) one-half of the applicable annual CapEx Amount (as defined in Section 8.3 below) for the Lakeview Facility and HillenVale Facility at the commencement of the Measuring Period, multiplied by the aggregate number of assisted living units at the Lakeview Facility and HillenVale Facility, to (ii) the total amount of the Minimum Rent and Additional Rent due with respect to the Lakeview Facility and HillenVale Facility for the Measuring Period pursuant to the terms of this Master Lease

(c)            In the event that at any time following January 31, 2011 the Camelot Rent Coverage Ratio is less than 1.20 to 1, Tenant shall from time to time make deposits, which may be in the form of cash or supplemental letters of credit meeting the requirements of the Letter of Credit Agreement (the "Supplemental Deposits"), to Landlord pursuant to Section 4(d) until such time as the total amount of the Security Deposit is increased as a result of such Supplemental Deposits by the amount of One Hundred Fifty-One Thousand Four Hundred Thirty-Five Dollars ($151,435); provided, however, Tenant's obligation to make such Supplemental Deposits shall not apply with respect to any Measuring Period (as hereinafter defined) for which the Camelot Rent Coverage Ratio equals or exceeds 1.20 to 1. As used herein, "Camelot Rent Coverage Ratio" means, as of the date of determination, the ratio of (i) the EBITDARM for the Camelot Facility for the Measuring Period, minus (A) an assumed management fee equal to five percent (5%) of the Gross Revenues (as hereinafter defined) generated during such Measuring Period from the Camelot Facility, and (B) one-half of the applicable annual CapEx Amount (as defined in Section 8.3 below) for the Camelot Facility at the commencement of the Measuring Period, multiplied by the aggregate number of assisted living units at the Camelot Facility, to (ii) the total amount of the Minimum Rent and Additional Rent due with respect to the Camelot Facility for the Measuring Period pursuant to the terms of this Master Lease. As used herein, "EBITDARM" means, for any Measuring Period, the net income (or loss) of Tenant for such Measuring Period to the extent derived from the operation of the applicable Facility or Facilities, adjusted to add thereto any amounts deducted in determining such net income (or loss) for (v) interest expense, (w) income tax expense, (x) depreciation and amortization expense, (y) rental expense, and (z) management fee expense, in each case determined in conformity with generally accepted accounting principles, consistently applied.

(d)            The Supplemental Deposits to be made by Tenant in accordance with Section 4(c) above shall be due on the thirtieth (30th) day of each calendar month (or last day of the month, in the case of February) following the Measuring Period in which the actual Camelot Rent Coverage Ratio fails to equal or exceed 1.20 to 1. The Supplemental Deposits shall be equal to five percent (5%) of the Gross Revenues from the Camelot Facility for the calendar month immediately preceding the date on which each Supplemental Deposit is due or such lesser amount as is required to fulfill the requirements of Section 4(c) above. As used herein, "Gross Revenues" means all of the revenues of the applicable Facility or Facilities other than the proceeds of the sale of any of the applicable Facility's or Facilities' equipment which has become worn out or obsolete, all insurance awards and condemnation proceeds, sales, use and occupancy or other taxes on receipts required to be accounted for by Tenant to governmental authorities and non-recurring revenues as reasonably approved by Landlord.

5.            Taxes and Other Charges. At the commencement and end of the Term, all Taxes and Other Charges shall be prorated. Landlord shall promptly forward to Tenant copies of all bills and payment receipts for Taxes or Other Charges received by it. Tenant shall pay and discharge (including the filing of all required returns), prior to delinquency or imposition of any fine, penalty, interest or other cost ("Penalty"), (a) "Taxes", consisting of any property (real and personal) and other taxes and assessments levied or assessed with respect to this Master Lease, any portion of the Premises or Landlord, with respect to the Premises [including, without limitation, any state or county occupation tax, transaction privilege, franchise taxes, business privilege, rental tax or other excise taxes, and other assessments levied or assessed against the Premises, Tenant's interest therein or Landlord (with respect to this Master Lease and/or the Premises, but excluding any local, state or federal income tax based upon the net income of Landlord and any transfer tax or stamps for its transfer of any interest in any portion of the Premises to any Person other than Tenant or any of its Affiliates or other similar taxes attributable to Landlord, all of which shall be paid by Landlord)], and (b) "Other Charges", consisting of any utilities and other costs and expenses of the Business or any portion of the Premises and all other charges, obligations or deposits assessed against any portion of the Premises during the Term with respect to the use or operation of the Premises. Tenant may pay the foregoing in permitted installments (whether or not interest accrues on the unpaid balance) when due and before any Penalty. Within thirty (30) days of its receipt of Landlord's written notice of payment, Tenant shall pay Landlord an amount equal to any Taxes or Penalty that Landlord at any time is assessed or otherwise becomes responsible and for which Tenant is liable under this Master Lease, whether arising from the sole liability of Landlord or the joint liability of the parties.

5.1           Protests. Each party has the right, but not the obligation, in good faith to protest or contest (a "Protest") in whole or in part (a) the amount or payment of any Taxes or Other Charges and (b) the existence, amount or validity of any Lien (as defined in Section 8.1) by appropriate proceedings sufficient to prevent its collection or other realization and the sale, forfeiture or loss of any portion of the Premises or Rent to satisfy it (so long as it provides Landlord with reasonable security (including, without limitation a bond) to assure the foregoing). Tenant shall diligently prosecute any such Protest at its sole cost and expense and pay such Taxes, Other Charges or Lien before the imposition of any Penalty. Landlord will cooperate fully in any Protest that involves an amount assessed against it.

5.2           Im ound. Tenant shall include with each Minimum Rent payment a deposit of one-twelfth (1/12t) of the amount required to discharge the annual amount of real property Taxes secured by a Lien encumbering any portion of the Premises as and when they become due. The deposits shall not bear interest nor be held by Landlord in trust or as an agent of Tenant, but rather shall be applied to the payment of the related obligations. Provided that the impound deposits are then sufficient for payment of the applicable obligations, (a) the amounts held by Landlord shall be applied by Landlord directly to the payment of the related obligations in a timely fashion and prior to the imposition of any Penalty, and (b) if any Penalty results from Landlord's failure to timely make any such payment, such Penalty shall be borne by Landlord. If at any time within thirty (30) days prior to the due date the deposits shall be insufficient for the payment of the obligation in full, Tenant shall within ten (10) days after demand deposit the deficiency with Landlord. If deposits are in excess of the actual obligation, the required monthly deposits for the ensuing Lease Year shall be reduced proportionately and any such excess at the end of the final Lease Year shall be refunded to Tenant within thirty calendar (30) days. Tenant shall forward to Landlord or its designee all Tax bills, bond and assessment statements as soon as they are received. If Landlord transfers this Master Lease, it shall transfer all such deposits to the transferee, and Landlord shall thereafter have no liability of any kind with respect thereto.

6.           Insurance.

6.1           Requirements. All insurance provided for in this Master Lease shall (i) be maintained under valid and enforceable policies issued by insurers licensed and approved to do business in the state(s) where the Premises are located and having general policyholders and financial ratings of not less than "A-" and "X", respectively, in the then current Best's Insurance Report, (ii) name Landlord as an additional insured and, for the casualty policy referenced in Section 6.1, as the owner and loss payable beneficiary, (iii) be on an "occurrence" basis (except as otherwise contemplated herein), (iv) cover all of Tenant's operations at the applicable Facility or portion of the Premises, (v) provide that the policy may not be canceled except upon not less than thirty (30) days prior written notice to Landlord and (vi) be primary and provide that any insurance with respect to any portion of the Premises maintained by Landlord is excess and noncontributing with Tenant's insurance. The parties hereby waive as to each other all rights of subrogation which any insurance carrier, or either of them, may have by reason of any provision in any policy issued to them, provided such waiver does not thereby invalidate such policy. Original policies or reasonably satisfactory insurer certificates evidencing the existence of the insurance required by this Master Lease and showing the interest of Landlord shall be provided to it prior to the commencement of the Term or, for a renewal policy, not less than ten (10) days prior to the expiration date of the policy being renewed. If Landlord is provided with a certificate, it may demand that Tenant provide a complete copy of the related policy within ten (10) days. During the Term, Tenant shall maintain the following insurance and any claims thereunder shall be adjudicated by and at the expense of it or its insurance carrier:

(a)            Fire and Extended Coverage with respect to each Facility against loss or damage from all causes under standard "all risk" property insurance coverage with an agreed amount endorsement (such that the insurance carrier has accepted the amount of coverage and has agreed that there will be no co-insurance penalty), without exclusion for fire, lightning, windstorm, explosion, smoke damage, vehicle damage, sprinkler leakage, flood, vandalism, earthquake, malicious mischief or any other risks normally covered under an extended coverage endorsement, in amounts that are not less than the actual replacement value of such Facility and all Tenant Personal Property associated therewith (including the cost of compliance with changes in zoning and building codes and other laws and regulations, demolition and debris removal and increased cost of construction);

(b)            Commercial General Public Liability Coverage with respect to each Facility (including products liability and broad form coverage) against claims for bodily injury, death or property damage occurring on, in or about the Premises, affording the parties protection of not less than One Million Dollars ($1,000,000) for bodily injury or death to any one person, not less than Three Million Dollars ($3,000,000) for any one accident, and not less than One Million Dollars ($1,000,000) for property damage;

(c)            Professional Liability Coverage with respect to each Facility for damages for injury, death, loss of service or otherwise on account of professional services rendered or which should have been rendered, in a minimum amount of One Million Dollars ($1,000,000) per claim and Three Million Dollars ($3,000,000) in the aggregate;

(d)            Worker's Compensation Coverage with respect to each Facility for injuries sustained by Tenant's employees in the course of their employment and otherwise consistent with all applicable legal requirements;

(e)            Boiler and Pressure Vessel Coverage with respect to each Facility on any fixtures or equipment which are capable of bursting or exploding, in an amount not less than Five Million Dollars ($5,000,000) for resulting damage to property, bodily injury or death and with an endorsement for boiler business interruption insurance;

(f)            Business Interruption and Extra Expense Coverage with respect to each Facility for loss of rental value for a period not less than one (1) year; and

(g)            Deductibles/Self-Insured Retentions for the above policies shall not be greater than Fifty Thousand Dollars ($50,000), and Landlord shall have the right at any time to require a lower such amount or set higher policy limits, to the extent commercially available and reasonable and customary for similar properties.

6.2           Additional Requirements. If at the end of the Initial Term or any Renewal Term or upon Tenant's exercise of its option to purchase pursuant to Section 23, Tenant is not in compliance with the requirements of  Section 6.1 and any general liability insurance maintained by Tenant provides for coverage on a "claims-made" basis, Landlord may in its sole and absolute discretion require Tenant to purchase an "Extended Reporting Provision Option" (i.e., tail coverage) for such general liability policy for two (2) years.

6.3           Payments to Landlord. During any Lease Year or portion thereof in which Tenant is not in compliance with the provisions of Section 6.1, Tenant shall pay Landlord, within ten (10) days of Landlord's demand therefor, for the estimated costs of the premiums of the general liability insurance policy maintained by Landlord, or contributions to self-insurance in lieu thereof, in connection with the Premises for the applicable period during which Tenant is not in compliance, which amount shall not exceed in any Lease Year the sum of six cents ($.06) multiplied by the total square footage of the Facilities located on the Premises (as adjusted at the end of each Lease Year for increases since the Effective Date in the CPI). Tenant shall have no right to receive any proceeds or other benefits from any such insurance. For purposes of this Section 6.3, Tenant shall not be in compliance with Section 6.1 at any such time that any insurance required hereunder is provided to Tenant by or through a "captive" insurance company.

7.            Use, Regulatory Compliance and Preservation of Business.

7.1           Permitted Use; Qualified Care. Tenant shall continuously use and occupy each Facility during the Term (other than during a period of repair or reconstruction following damage or destruction thereto or as a result of condemnation) as a licensed facility engaged in the respective Business described on Schedule 2 with not less than the applicable number of units shown on Schedule 2, and for ancillary services relating thereto, but for no other purpose. Tenant shall not allow the average occupancy for any Facility for any trailing three (3) month period to be less than fifty percent (50%). Tenant shall provide care, treatment and services to all customers of the Business in a manner consistent with all applicable laws.

7.2           Regulatory Compliance  . Tenant and the Premises shall comply in all material respects with all licensing and other laws and all CC&R's and other use or maintenance requirements applicable to the Business conducted thereon and, to the extent applicable, all Medicare, Medicaid and other third-party payor certification requirements, including timely filing properly completed cost and other required reports, timely paying all expenses shown thereon, and ensuring that the Premises continue to be fully certified for participation in Medicare and Medicaid throughout the Term and when they are returned to Landlord, all without any suspension, revocation, decertification or other material limitation. Further, Tenant shall not commit any act or omission that would in any way violate any certificate of occupancy affecting any Facility, result in closure of the Business conducted at any Facility or result in the sale or transfer of all or any portion of any related certificate of need, bed rights or other similar certificate or license. All inspection fees, costs and charges associated with a change of such licensure or certification shall be borne solely by Tenant.

7.3           Preservation of Business. Tenant acknowledges that a fair return to Landlord on and protection of its investment in the Premises is dependent, in part, on Tenant's dedication to the Business and the concentration on each Facility of similar businesses of Tenant and its Affiliates in the geographical area of such Facility. Tenant further acknowledges that the diversion of residents or patient care activities from any Facility to other facilities owned or operated by Tenant or its Affiliates at any time during the Term will have a material adverse affect on the value and utility of such Facility. Therefore, Tenant agrees that during the Term and for a period of one (1) year thereafter, neither Tenant nor any of its Affiliates shall, without the prior written consent of Landlord: (i) operate, own, participate in or otherwise receive revenues from any other business providing services similar to those of the Business of any Facility within the geographical radius of such Facility as set forth on Schedule 2, (ii) except as is necessary to provide residents or patients with an alternative level of care, recommend or solicit the removal or transfer of any resident or patient from any Facility to any other nursing, health care, senior housing or retirement housing facility or divert actual or potential residents, patients or care activities of the Business conducted at any Facility to any other facilities owned or operated by Tenant or its Affiliates or from which they receive any type of referral fees or other compensation for transfers, or (iii) employ for other businesses any management or supervisory personnel working on a daily basis at any Facility. Notwithstanding the foregoing, unless this Master Lease terminates as a result of an Event of Default by Tenant, the foregoing prohibition against employment shall not apply to unsolicited personnel who approach Tenant or its Affiliate directly and request employment by Tenant or such Affiliate. For purposes of this Section 7.3, an "Affiliate" shall not be deemed or construed to include Apollo Real Estate Investment Fund III, L.P., Apollo Real Estate Investment Fund IV, L.P. or any other Affiliates of such entities that are not affiliated with Summerville Senior Living, Inc.

8.           Acceptance, Maintenance, Upgrade, Alteration and Environmental.

8.1           Acceptance "AS IS"; No Liens. Tenant acknowledges that it is presently engaged in operations like the Business in the state(s) where the Premises are located and has expertise in this industry and, in deciding to enter into this Master Lease, has not relied on any representations or warranties, express or implied, of any kind from Landlord. Tenant has examined the condition of title to and thoroughly investigated the Premises, has selected the Premises to its own specifications, has concluded that no improvements or modifications to them are required in order to conduct the Business, and accepts them on an "AS IS" basis and assumes all responsibility and cost for the correction of any observed or unobserved deficiencies or violations. It is expressly understood and agreed that any inspection by or on behalf of the Landlord of the business conducted at the Premises or of the Premises is for Landlord's sole and exclusive benefit and is not directly or indirectly for the benefit of, nor should be relied in any manner upon by, Tenant, its residents or any other third party. Notwithstanding its right to Protest set forth in Section 5.1, Tenant shall not cause or permit any lien, levy or attachment to be placed or assessed against any portion of the Premises or the operation thereof (a "Lien") for any reason.

8.2            Tenant's Maintenance Obligations. Tenant shall (a) keep and maintain the Premises in good appearance, repair and condition and maintain proper housekeeping, (b) promptly make all repairs (interior and exterior, structural and nonstructural, ordinary and extraordinary, foreseen and unforeseen) necessary to keep each Facility in good and lawful order and condition and in substantial compliance with all applicable requirements and laws relating to the Business, including if applicable certification for participation in Medicare and Medicaid, and (c) keep and maintain all Landlord and Tenant Personal Property in good condition, ordinary wear and tear excepted, and repair and replace such property consistent with prudent industry practice.

8.3            Upgrade Expenditures. Tenant shall include with each Minimum Rent payment, starting with the first ( ft) full month of the Term, a deposit for each Facility to be added to a reserve (the "CapEx Reserve") equal to one-twelfth (1/12th) of the Applicable Annual Reserve for such Facility (as adjusted at the end of each Lease Year for increases since the Effective Date in the CPI, the "CapEx Amount"), multiplied by (ii) the aggregate number of assisted living care units at such Facility (the "Upgrade Minimum"), minus (c) the Upgrade Overage (as hereinafter defined). As used herein, the "Applicable Annual Reserve" means:

Age of Facility (Years)	Applicable Annual Reserve

Zero through Three	$ 200.00
Four through Seven	$ 300.00
Eight or more Years	$ 450.00

Landlord shall not be deemed to hold the same in trust or as an agent for Tenant. Tenant acknowledges that the impounding of such funds in the CapEx Reserve shall constitute a true escrow, and that Tenant has no, and hereby waives any, interest in or right or title to any funds escrowed pursuant to this Section 8.3, whether legal, equitable, beneficial or otherwise. From time to time, but not more often than once in any calendar month and provided that no Event of Default is then continuing, Landlord will pay to Tenant amounts from the CapEx Reserve to reimburse Tenant for Upgrade Expenditures made by Tenant during the prior rolling twenty-four (24) month period during the Term (or portion thereof), as reasonably determined by Landlord based on evidence of such expenditures submitted by Tenant. Landlord shall make the reimbursements to Tenant required hereunder within twenty-one (21) days after satisfaction of all conditions to such reimbursement. Landlord may require Tenant to procure mechanic's lien waivers, in form and substance reasonably satisfactory to Landlord, in connection with any Upgrade Expenditures in excess of Ten Thousand Dollars ($10,000). "Upgrade Expenditures" means expenditures in commercially reasonable amounts to Persons not affiliated with Tenant (unless otherwise reasonably approved by Landlord) for (x) upgrades or improvements to any Facility that have the effect of maintaining or improving its competitive position in its respective marketplace, including new or replacement wallpaper, tiles, window coverings, lighting fixtures, painting, upgraded landscaping, carpeting, architectural adornments, common area amenities and the like, but excluding capital improvements or repairs such as repairs or replacements of the roof, structural elements of the walls, parking area or the electrical, plumbing, HVAC or other mechanical or structural systems, and (y) other improvements to any Facility as reasonably approved by Landlord. Any amount remaining in the CapEx Reserve at the expiration of the Term or earlier termination of this Master Lease shall be retained by Landlord as additional or supplemental Rent hereunder; provided, however, that if Tenant exercises the option to purchase set forth in Section 23 below, any amount remaining in the CapEx Reserve at the expiration of Term shall be credited to the purchase price payable from Tenant to Landlord pursuant to the terms of the option to purchase. As used herein "Upgrade Overage" means any amounts expended by Tenant on Upgrade Expenditures at the Facilities in the two immediately preceding Lease Years in excess of the Upgrade Minimum for the corresponding Lease Years (excluding any such amounts that are financed by Tenant and secured by a lien on the personal property relating thereto).

8.4            Alterations by Tenant. Tenant may alter, improve, exchange, replace, modify or expand (collectively, "Alterations") the Facilities, equipment or appliances in the Premises from time to time as it may determine is desirable for the continuing and proper use and maintenance of the Premises; provided, that any Alterations in excess of One Hundred Thousand Dollars ($100,000) with respect to any individual Facility in any rolling twelve (12) month period shall require Landlord's prior written consent, which consent shall not be unreasonably withheld or delayed; provided further, that any Alterations to the Premises must satisfy the requirements set forth in Sections 4.04 (2) and (3) of Revenue Procedure 2001-28, 2001-19 I.R.B. 1156. All Alterations shall immediately become a part of the Premises and the property of Landlord subject to this Master Lease, and except to the extent that Landlord in its sole discretion agrees to fund them following Tenant's written request therefor, the cost of all Alterations or other purchases, whether undertaken as an on-going licensing, Medicare, Medicaid or other regulatory requirement, or otherwise shall be borne solely by Tenant. All Alterations shall be done in a good and workmanlike manner in compliance with all applicable laws and the insurance required under this Master Lease.

8.5            Hazardous Materials. Tenant's use of the Premises shall comply with all Hazardous Materials Laws. If any Environmental Activities occur or are suspected to have occurred in violation of any Hazardous Materials Laws or if Tenant has received notice of any Hazardous Materials Claim against any portion of the Premises, Tenant shall promptly obtain all permits and approvals necessary to remedy any such actual or suspected problem through the removal of Hazardous Materials or otherwise, and upon Landlord's reasonable approval of the remediation plan, remedy any such problem to the satisfaction of Landlord and all applicable governmental authorities, in accordance with all Hazardous Materials Laws and good business practices. Tenant shall immediately advise Landlord in writing of (a) any Environmental Activities in violation of any Hazardous Materials Laws; (b) any Hazardous Materials Claims against Tenant or any portion of the Premises; (c) any remedial action taken by Tenant in response to any Hazardous Materials Claims or any Hazardous Materials on, under or about any portion of the Premises in violation of any Hazardous Materials Laws; (d) Tenant's discovery of any occurrence or condition on or in the vicinity of any portion of the Premises that materially increase the risk that any portion of the Premises will be exposed to Hazardous Materials; and (e) all communications to or from Tenant, any governmental authority or any other Person relating to Hazardous Materials Laws or Hazardous Materials Claims with respect to any portion of the Premises, including copies thereof. Notwithstanding any other provision of this Master Lease, if any Hazardous Materials are discovered on, under or about any portion of the Premises in violation of any Hazardous Materials Law and as a result of an act or intentional omission on the part of the Tenant, the Term shall be automatically extended and this Master Lease shall remain in full force and effect until the earlier to occur of the completion of all remedial action or monitoring, as approved by Landlord, in accordance with all Hazardous Materials Laws, or the date specified in a written notice from Landlord to Tenant terminating this Master Lease (which date may be subsequent to the date upon which the Term was to have expired). Landlord shall have the right, at Tenant's sole cost and expense (including, without limitation, Landlord's reasonable attorneys' fees and costs) and with counsel chosen by Landlord, to join and participate in, as a party if it so elects, any legal proceedings or actions initiated in connection with any Hazardous Materials Claims.

8.6            Capital Improvements funded by Landlord. Landlord shall provide Tenant (a) up to Two Hundred Thousand Dollars ($200,000), in the aggregate, for the cost of capital improvements to the Camelot Facility (either physical plant or furniture, fixtures and equipment); and (b) up to Two Hundred Thousand Dollars ($200,000), in the aggregate, for the cost of capital improvements to the Lakeview Facility and/or HillenVale Facility (either physical plant or furniture, fixtures and equipment), upon the following terms and conditions:

8.6.1 Landlord shall have the right to reasonably pre-approve such expenditures and to make payment directly to any or all applicable vendors if so desired by Landlord;

8.6.2 Such disbursements shall be requested by Tenant in writing from time to time (but not more often than once in any calendar month) and, the applicable improvements shall be completed by (a) February 1, 2007, with respect to the Camelot Facility, and (b) September 30, 2007, with respect to the Lakeview Facility and HillenVale Facility;

8.6.3 No Event of Default or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default hereunder shall have occurred and be continuing at the time of any such request for such amounts or any request for disbursement of such amounts;

8.6.4 With respect to any advance for capital improvements, Tenant shall comply with the provisions of Section 8.4 hereof;

8.6.5 In no event shall the funds provided by Landlord be used to remedy any condition which constitutes a default by Tenant under the provisions of this Master Lease; and

8.6.6 Upon the date of any such disbursement by Landlord, (a) Landlord's Camelot Investment or Landlord's Lakeview/HillenVale Investment, as the case may be, shall be increased by the amount of such disbursement, and (b) the annual Minimum Rent payable by Tenant under this Master Lease shall be increased by the product of (i) the amount of such disbursement, and (ii) the Lease Rate.

9.            Tenant Property and Security Interest.

9.1            Tenant Property. Tenant shall obtain and install all items of furniture, fixtures, supplies and equipment not included as Landlord Personal Property as shall be necessary or reasonably appropriate to operate the Premises in compliance with this Master Lease ("Tenant Personal Property"). (Tenant Personal Property and "Tenant Intangible Property" shall be collectively referred to herein as "Tenant Property".) As used herein, "Tenant Intangible Property" means all the following at any time owned by Tenant in connection with its use of any portion of the Premises: Medicare, Medicaid and other accounts and proceeds thereof; rents, profits, income or revenue derived from such operation or use; all documents, chattel paper, instruments, contract rights (including contracts with residents, employees and third-party payors), deposit accounts, general intangibles (excluding intellectual property) and choses in action; refunds of any Taxes or Other Charges; licenses and permits necessary or desirable for Tenant's use of any portion of the Premises, including licensed Medicaid beds, any applicable certificate of need or other similar certificate, and the exclusive right to transfer, move or apply for the foregoing and manage the Business conducted at any portion of the Premises (including the right to apply for permission to reduce the licensed bed complement, take any of the licensed beds out of service or move the beds to a different location); and the right to use the names set forth on Schedule 2 and any other trade or other name now or hereafter associated with its operation of the Premises (excluding the "Summerville" name or any variation thereof and any other trade names and trademarks that are generally used by Tenant and its Affiliates in connection with the operation of their respective businesses).

9.2            Landlord's Security Interest and Financing Statements. The parties intend that if Tenant defaults under this Master Lease, Landlord will control the Tenant Property so that Landlord or its designee can operate or re-let each Facility and the associated personal property intact for use as a licensed facility engaged in the applicable Business. Therefore, to implement the intention of the parties, and for the purpose of securing the payment and performance of Tenant's obligations under this Master Lease, Tenant, as debtor, hereby grants to Landlord, as secured party, a security interest in and an express contractual Lien upon, all of Tenant's right, title and interest in and to the Tenant Property and any and all products and proceeds thereof, in which Tenant now owns or leases or hereafter acquires an interest or right. This Master Lease constitutes a security agreement covering all such Tenant Property, and the security interest granted to Landlord is intended by the parties to be subordinate to any security interest granted in Tenant Personal Property in connection with the financing or leasing of all or any portion thereof, so long as the lessor or financier agrees to give Landlord written notice of any default by Tenant under the terms of such arrangement and a reasonable time following such notice to cure any such default and to consent to Landlord's written assumption of such arrangement upon curing such default. This security interest and agreement shall survive the termination of this Master Lease resulting from an Event of Default. Tenant shall pay all filing and reasonable record search fees and other costs for such additional security agreements, financing statements, fixture filings and other documents as Landlord may reasonably require to perfect or continue the perfection of its security interest.

10.           Financial, Management and Regulatory Reports. Tenant shall provide Landlord with the reports listed in Exhibit F at the time described therein, and such other information about it or the operations of the Premises/Business as Landlord may reasonably request from time to time. All financial information provided shall be prepared in accordance with generally accepted accounting principles consistently applied. If Tenant or any Guarantor becomes subject to any reporting requirements of the Securities and Exchange Commission during the Term, it shall concurrently deliver to Landlord such reports as are delivered pursuant to applicable securities laws. Tenant shall be assessed with a $500 administrative fee for each instance in which Tenant fails to provide Landlord with the monthly, quarterly or annual financial reports listed in Exhibit F within the time specified therein, which administrative fee shall be immediately due and payable to Landlord. Notwithstanding the foregoing, such administrative fee shall not be assessed to Tenant so long as (a) Tenant is not delinquent in the delivery of such financial reports more than two (2) times in any consecutive twelve (12) month period, and (b) Tenant remits any delinquent report to Landlord within five (5) business days of Landlord's written request therefor.

11.           Representations and Warranties. Each party represents and warrants to the other that: (a) this Master Lease and all other documents executed or to be executed by it in connection herewith have been duly authorized and shall be binding upon it; (b) it is duly organized, validly existing and in good standing under the laws of the state of its formation and is duly authorized and qualified to perform this Master Lease within the state(s) where the Premises are located; and (c) neither this Master Lease nor any other document executed or to be executed in connection herewith violates the terms of any other agreement of such party.

12.           Events of Default. So long as there is no Event of Default, Tenant shall peaceably and quietly have, hold and enjoy the Premises for the Term, free of any claim or other action not caused or created by Tenant or pursuant to Sections 17 or 18. The occurrence of any of the following events will constitute an "Event of Default" on the part of Tenant, and there shall be no cure period therefor except as otherwise expressly provided:

(a)           Tenant's failure to pay (i) when due any Rent, or (ii) within five (5) days of when due, any Taxes, Other Charges or other required payments hereunder; provided, however, that Tenant's failure to pay Rent when due shall not be an Event of Default if such failure does not occur more than once in any Lease Year and Tenant delivers such Rent payment to Landlord within two (2) business days' of the date when due;

(b)           (i) The revocation of any license required for the operation of any portion of the Business or any portion of the Premises or the certification of any portion of the Premises for provider status under Medicare or Medicaid, if applicable; (ii) the closure of any portion of the Business other than during a period of repair or reconstruction following damage or destruction thereto; (iii) the sale or transfer of all or any portion of any certificate of need, bed rights or other similar certificate or license relating to the any portion of Business or any portion of the Premises; or (iv) the use of any portion of the Premises other than for a licensed facility engaged in the applicable Business and for ancillary services relating thereto (each a "Catastrophic Event of Default");

(c)           Any other material suspension, termination or restriction placed upon Tenant, any license to operate any portion of the Business, any portion of the Premises or the ability to admit residents or patients (e.g., an admissions ban or non-payment for new admissions by Medicare or Medicaid resulting from an inspection survey); provided, however, if any such material suspension or restriction is curable by Tenant it shall not constitute an Event of Default if Tenant promptly commences to cure such breach and thereafter diligently pursues such cure to the completion thereof within the lesser of: (i) the time period in which the applicable governmental agency has given Tenant to undertake corrective action, or (ii) one hundred twenty (120) days after the occurrence of any such material suspension or restriction;

(d)            A material default by Tenant or any Guarantor (i) or any Affiliate of either under the Guaranty, the Letter of Credit Agreement or any other lease, agreement or obligation between it and Landlord or any of its Affiliates which is not cured within any applicable cure period specified therein, or (ii) with respect to any such scheduled monetary obligation due under (A) any other lease or leases with any other party under which Tenant is obligated to make annual rental payments in excess of One Hundred Thousand Dollars ($100,000) which is not cured within any applicable cure period specified therein, or (B) any financing agreement with a then outstanding principal balance in excess of $500,000 with any other party which is not cured within any applicable cure period specified therein;

(e)            Any misrepresentation by Tenant under this Master Lease or material misstatement or omission of fact in any written report, notice or communication from Tenant or any Guarantor to Landlord with respect to Tenant, any Guarantor, the Premises or the Business;

The failure to perform or comply with the provisions of  Sections 6 or 16;

(g)            (i) Tenant or any Guarantor shall generally not pay its debts as they become due, or shall admit in writing its inability to pay its debts generally, or shall make an assignment of all or substantially all of its property for the benefit of creditors; or (ii) a receiver, trustee or liquidator shall be appointed for either or them or any of their property, if withinfive (5) business days after Tenant receives written notice of such appointment Tenant does not inform Landlord in writing that they intend to cause such appointment to be discharged or such discharge is not diligently prosecuted to completion within ninety (90) days after the date of such appointment; (iii) the filing by either of them of a voluntary petition under any federal bankruptcy or state law to be adjudicated as bankrupt or for any arrangement or other debtor's relief; or (iv) the involuntary filing of such a petition against either of them by any other party, unless Tenant withinfive (5) business days after Tenant receives written notice of such filing informs Landlord in writing of their intent to cause such petition to be dismissed, such dismissal is diligently prosecuted and such petition is dismissed within ninety (90) days after filing; or

(h)            The failure to perform or comply with any other provision of this Master Lease not requiring the payment of money unless (i) withinfive (5) business days of Tenant's receipt of a written notice of default from Landlord, Tenant gives Landlord notice of its intent to cure such default; and (ii) Tenant cures it either (x) within thirty (30) days after such notice from Landlord or (y) if such default cannot with due diligence be so cured because of the nature of the default or delays beyond the reasonable control of Tenant and cure after such period will not have a materially adverse effect upon any portion of the Premises or any portion of the Business, then such default shall not constitute an Event of Default if Tenant uses its best efforts to cure such default by promptly commencing and diligently pursuing such cure to the completion thereof and cures it within one hundred twenty (120) days after such notice from Landlord.

13.           Remedies. Upon the occurrence of an Event of Default, Landlord may exercise all rights and remedies under this Master Lease and the laws of the state(s) where the Premises are located that are available to a lessor of real and personal property in the event of a default by its lessee, and as to the Tenant Property, all remedies granted under the laws of such state(s) to a secured party under its Uniform Commercial Code. Landlord shall have no duty to mitigate damages unless required by applicable law and shall not be responsible or liable for any failure to relet any of the Premises or to collect any rent due upon any such reletting. Tenant shall pay Landlord, immediately upon demand, all reasonable expenses incurred by it in obtaining possession and reletting any of the Premises, including reasonable fees, commissions and costs of attorneys, architects, agents and brokers.

13.1 General. Without limiting the foregoing, Landlord shall have the right (but not the obligation) to do any of the following upon an Event of Default: (a) sue for the specific performance of any covenant of Tenant as to which it is in breach; (b) enter upon the Premises, terminate this Master Lease, dispossess Tenant from the Premises and/or collect money damages by reason of Tenant's breach, including the acceleration of all Rent which would have accrued after such termination and all obligations and liabilities of Tenant under this Master Lease which survive the termination of the Term; (c) elect to leave this Master Lease in place and sue for Rent and other money damages as the same come due; (d) (before or after repossession of the Premises pursuant to clause (b) above and whether or not this Master Lease has been terminated) relet any portion of the Premises to such tenant(s), for such term(s) (which may be greater or less than the remaining balance of the Term), rent, conditions (which may include concessions or free rent) and uses as it may determine in its sole discretion and collect and receive any rents payable by reason of such reletting; and (e) sell any Tenant Property in a non judicial foreclosure sale.

13.2 Receivership. Tenant acknowledges that a Catastrophic Event of Default will materially and irreparably impair the value of Landlord's investment in the Premises. Therefore, in addition to its other rights and remedies, upon a Catastrophic Event of Default Landlord shall have the right, as permitted and provided by applicable law, to petition any appropriate court for the appointment of a receiver to take possession of all or any portion of the Premises, to manage the operation of all or any portion of the Premises, to collect and disburse all rents, issues, profits and income generated thereby and to the extent applicable and possible, to preserve or replace any affected license or provider certification for the Premises or to otherwise substitute the licensee or provider thereof (the "Receivership"). If Landlord commences the Receivership, the receiver shall be paid a reasonable fee for its services and all such fees and other reasonable expenses of the Receivership shall be paid in addition to, and not in limitation of, the Rent otherwise due to Landlord hereunder. Tenant irrevocably consents to the Receivership upon a Catastrophic Event of Default and thus stipulates to and agrees not to contest the appointment of a receiver under such circumstances and for such purposes.

13.3 Remedies Cumulative; No Waiver. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. Any notice or cure period provided herein shall run concurrently with any provided by applicable law. No failure of Landlord to insist at any time upon the strict performance of any provision of this Master Lease or to exercise any option, right, power or remedy contained herein shall be construed as a waiver, modification or relinquishment thereof as to any similar or different breach (future or otherwise) by Tenant. Landlord's receipt of any rent or other sum due hereunder (including any late charge) with knowledge of any breach shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Master Lease shall be effective unless expressed in a writing signed by it.

13.4 Performance of Tenant's Obligations. If Tenant at any time shall fail to make any payment or perform any act on its part required to be made or performed under this Master Lease within the applicable notice and/or cure period, if any, then Landlord may, without waiving or releasing Tenant from any obligations or default hereunder, make such payment or perform such act for the account and at the expense of Tenant, and enter upon any portion of the Premises for the purpose of taking all such action as may be reasonably necessary. No such entry shall be deemed an eviction of Tenant. All sums so paid by Landlord and all necessary and incidental costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with the performance of any such act by it, together with interest at the Agreed Rate from the date of the making of such payment or the incurring of such costs and expenses, shall at Landlord's option either be payable by Tenant to Landlord on demand or added to Landlord's Camelot Investment and/or Landlord's Lakeview/HillenVale Investment, as the case may be.

14.   Provisions on Termination.

14.1 Surrender of Possession. On the expiration of the Term or earlier termination or cancellation of this Master Lease (the "Termination Date"), Tenant shall deliver to Landlord or its designee possession of (a) the Premises in a neat and clean condition and in as good a condition as existed at the date of their possession and occupancy, ordinary wear and tear excepted, (b) a fully operational, licensed and certified Business at the Premises including, at Tenant's sole cost, any Alterations necessitated by, or imposed in connection with, a change of ownership inspection survey for the transfer of operation of the Premises to Landlord or its designee, and (c) all patient charts and resident records along with appropriate resident consents if necessary and copies of all its books and records relating to any portion of the Business and any portion of the Premises. Accordingly, Tenant shall not at any time during or after the Term seek to transfer, surrender, allow to lapse, or grant any security interest or any other interest in and to, the licenses, permits or certifications relating to any portion of the Business or any portion of the Premises, nor shall Tenant commit or omit any act that would jeopardize the Business or any licensure or certification of any portion of the Premises. Tenant shall cooperate fully with Landlord or its designee in transferring or obtaining all necessary licenses and certifications for Landlord or its designee, and Tenant shall comply with all requests for an orderly transfer of the Business, facility license, and Medicare and Medicaid certifications and possession at the time of its surrender of the Premises to Landlord or its designee. Subject to all applicable laws, Tenant hereby assigns, effective upon the Termination Date, all rights to operate the Facilities to Landlord or its designee including all required licenses and permits and all rights to apply for or otherwise obtain them, and all other nonproprietary Tenant Intangible Property relating to any portion of the Premises.

14.2 Removal of Tenant Personal Property. Provided that no Event of Default then exists, in connection with the surrender of the Premises Tenant may upon at least five (5) business days prior notice to Landlord remove from the Premises in a workmanlike manner all Tenant Personal Property, leaving the Premises in good and presentable condition and appearance, including repair of any damage caused by such removal; provided that Landlord shall have the right and option to purchase the Tenant Personal Property for its then fair market value during such five (5) business day notice period, in which case Tenant shall so convey the Tenant Personal Property to Landlord or its nominee by executing a bill of sale in a form reasonably required by Landlord. Title to any Tenant Personal Property which is not removed by Tenant as permitted above upon the expiration of the Term shall, at Landlord's election, vest in Landlord; provided, however, that Landlord may remove and store or dispose at Tenant's expense any or all of such Tenant Personal Property which is not so removed by Tenant without obligation or accounting to Tenant.

14.3 Management of Premises. Commencing on the Termination Date, Landlord or its designee, upon written notice to Tenant, may elect to assume the responsibilities and obligations for the management and operation of the Business and Tenant agrees to cooperate in a commercially reasonable manner to accomplish the transfer of such management and operation without interrupting the operation of the Business. To the extent permitted by applicable law, including any state licensure laws with respect to the operation of the Premises and subject to the parties agreeing on the form of a management agreement which shall include, at a minimum, an indemnity in favor of Tenant in form and substance acceptable to Tenant and from an entity acceptable to Tenant (all of which shall be at no cost or expense to Tenant), Tenant agrees that Landlord or its designee may operate the Business under Tenant's license and certification pending the issuance of new licenses and certifications to Landlord or its designee. Tenant shall not commit any act or be remiss in the undertaking of any act that would jeopardize any licensure or certification of any portion of the Premises, and Tenant shall comply with all reasonable requests for an orderly transfer of any and all facility and other licenses, Medicare and Medicaid certifications and possession of the Premises at the time of any such surrender.

14.4 Holding Over. If Tenant shall for any reason remain in possession of any portion of the Premises after the Termination Date, such possession shall be a month-to-month tenancy during which time Tenant shall pay as rental on the first (1") business day of each month one and one-half (1%) times the total of the monthly Minimum Rent payable with respect to the last Lease Year plus Additional Rent allocable to the month, all additional charges accruing during the month and all other sums, if any, payable by Tenant pursuant to this Master Lease. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the Termination Date, nor shall anything contained herein be deemed to limit Landlord's remedies.

14.5 Survival. All representations, warranties, covenants and other obligations of Tenant under this Master Lease shall survive the Termination Date.

15.          Certain Landlord Rights.

15.1 Entry and Examination of Records. Landlord and its representatives may enter any portion of the Premises at any reasonable time after reasonable notice to Tenant to inspect the Premises for compliance, to exhibit the Premises for sale, lease or mortgaging, or for any other reason; provided that no such notice shall be required in the event of an emergency, upon an Event of Default or to post notices of non-responsibility under any mechanic's or materialman's lien law. No such entry shall unreasonably interfere with residents, patients, patient care or the Business. During normal business hours, Tenant will permit Landlord and its representatives, inspectors and consultants to examine all contracts, books and financial and other records (wherever kept) relating to Tenant's operations at any portion of the Premises.

15.2 Grant Liens. Without the consent of Tenant, Landlord may from time to time, directly or indirectly, create or otherwise cause to exist any Lien, title retention agreement or other encumbrance upon the Premises, or any portion thereof or interest therein (including this Master Lease), whether to secure any borrowing or other means of financing or refinancing or otherwise. Upon the request of Landlord, Tenant shall subordinate this Master Lease to the Lien of any such encumbrance pursuant to a written agreement ("SNDA") so long as (a) the SNDA provides that the Lien of such encumbrance is subject to the rights of Tenant under this Master Lease and that so long as no Event of Default shall exist, Tenant's occupancy shall not be disturbed if any Person takes possession of the applicable portion of the Premises through foreclosure proceeding or otherwise; and (b) no additional cost or expense (excluding ministerial costs to comply with notice requirements) shall be imposed on Tenant under the terms and conditions of the SNDA.

15.3 Estoppel Certificates. Each of Landlord and Tenant shall, at any time upon not less than ten (10) days prior written request by the other party, have an authorized representative execute, acknowledge and deliver to the requesting party or its designee a written statement certifying (a) that this Master Lease, together with any specified modifications, is in full force and effect, (b) the dates to which Rent and additional charges have been paid, (c) that no default by either party exists or specifying any such default and (d) as to such other matters as the requesting party may reasonably request.

15.4 Conveyance Release. If Landlord or any successor owner shall transfer the Premises in accordance with this Master Lease, they shall thereupon be released from all future liabilities and obligations hereunder arising or accruing from and after the date of such conveyance or other transfer, which instead shall thereupon be binding upon the new owner.

16.            Assignment and Subletting. Without the prior written consent of Landlord, which may be withheld or conditioned at its sole discretion, this Master Lease shall not, nor shall any interest of Tenant herein, be assigned or encumbered by operation of law, nor shall Tenant voluntarily or involuntarily assign, mortgage, encumber or hypothecate any interest in this Master Lease or sublet any portion of the Premises (except if the Business is an assisted living facility, in the ordinary course of Tenant's business to occupants of the Premises or their immediate family members using Tenant's standard form occupancy lease). Any of the foregoing acts without such consent shall be void and shall, at Landlord's sole option, constitute an Event of Default giving rise to Landlord's right, among other things, to terminate this Master Lease. An assignment of this Master Lease by Tenant shall be deemed to include: (a) entering into a management or similar agreement relating to the operation or control of any portion of the Premises with a Person that is not an Affiliate of Tenant; provided, however, that Landlord shall not unreasonably withhold its consent to such a management agreement provided that the proposed manager has a general business reputation for providing quality healthcare services reasonably compatible with the services provided by Tenant and manages or operates a building or buildings comparable to the Facilities; (b) any change (voluntary or involuntary, by operation of law or otherwise, including the transfer, assignment, sale, hypothecation or other disposition of any equity interest in Tenant) in the Person that ultimately exert effective Control over the management of the affairs of Tenant as of the date hereof; provided that an initial public offering of Tenant (and the public trading of shares thereafter) shall not be deemed to be an assignment of the Lease so long as thereafter no Person or related group that did not have such ownership before the initial public offering holds twenty-five percent (25%) or more of the voting stock of Tenant without the prior consent of Landlord; or (c) the sale or other transfer of all or any portion of any certificate of need, bed rights or other similar certificate or license relating to any portion of the Business or any portion of the Premises. Notwithstanding the foregoing, Tenant may, without Landlord's prior written consent, assign this Master Lease or sublet the Premises or any portion thereof to an Affiliate of Tenant or Guarantor if all of the following are first satisfied: (i) such Affiliate fully assumes Tenant's obligations hereunder (in the case of an assignment); (ii) Tenant remains fully liable hereunder and Guarantor remains fully liable under the Guaranty; (iii) the use of the Premises remains unchanged; and (iv) Landlord in its reasonable discretion shall have approved the form and content of all documents for such assignment or sublease and received an executed counterpart thereof. In addition, Tenant may, with Landlord's prior written consent, which consent shall not be unreasonably withheld, if the proposed assignee, transferee or sublessee is not an Affiliate of Tenant or Guarantor but is a reputable person or entity of good character, having sufficient experience, assets and income, in Landlord's reasonable judgment, to bear the financial responsibilities of Tenant under this Master Lease and of Guarantor under the Guaranty, and (v) such person or entity has a general business reputation for providing quality healthcare services reasonably compatible with the services provided by Tenant and operates a building or buildings comparable to the Facilities; (w) such person or entity fully assumes Tenant's obligations hereunder and Guarantor's obligations under the Guaranty (in which event Tenant and Guarantor shall be released from their respective obligations under this Master Lease and the Guaranty arising from and after the effective date of the assumption); (x) the use of the Premises under the terms of such assignment or sublease is permitted by Section 7.1 hereof and (y) Landlord in its reasonable discretion shall have approved the form and content of all documents for such assignment or sublease and received an executed counterpart thereof. In no event shall Tenant sublet any portion of the Premises on any basis such that the rental to be paid by the sublessee would be based, in whole or in part, on either the income or profits derived by the business activities of the sublessee, or any other formula, such that any portion of the sublease rental received by Landlord would fail to qualify as "rents from real property" within the meaning of Section 856(d) of the U.S. Internal Revenue Code, or any similar or successor provision thereto. Notwithstanding anything to the contrary set forth herein, (i) the reduction or elimination of the equity interests of Apollo Real Estate Investment Fund III, L.P., Apollo Real Estate Investment Fund IV, L.P. or any other Affiliates of such entities in Tenant or Guarantor shall not be deemed or construed to be a change the Person that ultimately exerts effective Control over the management of the affairs of the Tenant so long as Guarantor or its Affiliate continues to manage the operations at the Premises, and (ii) with Landlord's prior written consent, which consent shall not be unreasonably withheld, there shall be no restrictions on changes in ownership (directly or indirectly) in Guarantor nor any restriction on the ability of Guarantor to merge into or engage in any business combination with any Person, so long as (A) Tenant complies, in all material respects, with any applicable licensing requirements arising out of any such change of ownership, merger or other business combination, (B) Guarantor remains fully liable for its obligations under the Guaranty (in the event that Guarantor remains a successor entity), (C) the proposed acquirer is not an Affiliate of Guarantor but is a reputable person or entity of good character, having sufficient experience, assets and income, in Landlord's reasonable judgment, to bear the financial responsibilities of Guarantor under the Guaranty, (D) such person or entity has a general business reputation for providing quality healthcare services reasonably compatible with the services provided by Tenant and operates a building or buildings comparable to the Facilities; (E) such person or entity guaranties the obligations of Tenant under this Master Lease; and (F) Landlord in its reasonable discretion shall have approved the form and content of all material documents relating to such transaction and received an executed counterpart thereof.

17.           Damage by Fire or Other Casualty. Tenant shall promptly notify Landlord of any damage or destruction of the Premises and diligently repair or reconstruct the Premises to a like or better condition than existed prior to such damage or destruction in accordance with Section 8.4. Any net insurance proceeds payable with respect to the casualty shall be paid directly to Landlord and, if an Event of Default has not occurred hereunder, used for the repair or reconstruction of the Premises pursuant to Landlord's reasonable disbursement requirements. If such proceeds are insufficient, Tenant shall provide the required additional funds; if they are more than sufficient, the surplus shall belong and be paid to Tenant. Tenant shall not have any right under this Master Lease, and hereby waives all rights under applicable law, to abate, reduce or offset rent by reason of any damage or destruction of the Premises by reason of an insured or uninsured casualty.

18.           Condemnation. Except as provided to the contrary in this Section 18, this Master Lease shall not terminate and shall remain in full force and effect in the event of a taking or condemnation of the Premises, or any portion thereof, and Tenant hereby waives all rights under applicable law to abate, reduce or offset rent by reason of such taking. If during the Term all or substantially all (a "Complete Taking") or a smaller portion (a "Partial Taking") of any Facility is taken or condemned by any competent public or quasi-public authority, then (a) in the case of a Complete Taking, Tenant may at its election made within thirty (30) days of the effective date of such Taking, terminate this Master Lease with respect to such Facility and the current Rent shall be equitably abated as of the effective date of such termination, or (b) in the case of a Partial Taking, the Rent shall be abated to the same extent as the resulting diminution in Fair Market Value of the applicable portion of the Premises. The resulting diminution in Fair Market Value on the effective date of a Partial Taking shall be as established pursuant to Exhibit C. In the event this Master Lease is terminated as to any Facility under this Section 18, then the Minimum Rent and Additional Rent due hereunder shall be shall be reduced by the product of (x) the amount of the then current Minimum Rent and Additional Rent, and (y) a fraction, the numerator of which is the amount received by Landlord as a result of the Complete Taking and the denominator of which is Landlord's Camelot Investment and Landlord's Lakeview/HillenVale Investment. Landlord alone shall be entitled to receive and retain any award for a taking or condemnation other than a temporary taking; provided, however, Tenant shall be entitled to submit its own claim in the event of any such taking or condemnation with respect to the value of Tenant's leasehold interest in any portion of the Premises and/or the relocation costs incurred by Tenant as a result thereof. In the event of a temporary taking of less than all or substantially all of the Premises, Tenant shall be entitled to receive and retain any and all awards for the temporary taking and the Minimum Rent and Additional Rent due under this Master Lease shall be not be abated during the period of such temporary taking.

19.           Indemnification. Tenant agrees to protect, indemnify, defend and save harmless Landlord, its directors, officers, shareholders, agents and employees from and against any and all foreseeable or unforeseeable liability, expense, loss, cost, deficiency, fine, penalty or damage (including consequential damages) of any kind or nature, including reasonable attorneys' fees, from any suits, claims or demands, on account of any matter or thing, action or failure to act arising out of or in connection with this Master Lease, the Premises or the operations of Tenant on any portion of the Premises, including (a) the breach by Tenant of any of its representations, warranties, covenants or other obligations hereunder, (b) any Protest, (c) all known and unknown Environmental Activities on any portion of the Premises, Hazardous Materials Claims or violations by Tenant of a Hazardous Materials Law with respect to any portion of the Premises, and (d) upon or following the Termination Date, the correction of all deficiencies of a physical nature identified by, and any liability assessed or asserted by, any governmental agency or Medicare or Medicaid providers as a result of or arising out of or in connection with this Master Lease or the related change of ownership inspection and audit (including any overpayment to any Medicare, Medicaid or other third-party payor); but specifically excluding any such liability, expense, loss, cost, deficiency, fine, penalty or damages arising from the gross negligence or willful misconduct of Landlord or due to a breach by Landlord of its obligations under this Master Lease. Upon receiving knowledge of any suit, claim or demand asserted by a third party that Landlord believes is covered by this indemnity, it shall give Tenant notice of the matter. If Landlord does not elect to defend the matter with its own counsel at Tenant's expense, Tenant shall then defend Landlord at Tenant's expense (including Landlord's reasonable attorneys' fees and costs) with legal counsel satisfactory to Landlord

20.           Disputes. If any party brings any action to interpret or enforce this Master Lease, or for damages for any alleged breach, the prevailing party shall be entitled to reasonable attorneys' fees and costs as awarded by the court in addition to all other recovery, damages and costs. EACH PARTY HEREBY WAIVES ANY RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER IN CONNECTION WITH ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS MASTER LEASE, INCLUDING RELATIONSHIP OF THE PARTIES, TENANT'S USE AND OCCUPANCY OF ANY PORTION OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE RELATING TO THE FOREGOING OR THE ENFORCEMENT OF ANY REMEDY.

21.           Notices. All notices and demands, certificates, requests, consents, approvals and other similar instruments under this Master Lease shall be in writing and sent by personal delivery, U. S. certified or registered mail (return receipt requested, postage prepaid) or FedEx or similar generally recognized overnight carrier regularly providing proof of delivery, addressed as follows:

If to Tenant:	If to Landlord:

c/o Summerville Senior Living, Inc.	Nationwide Health Properties, Inc.
3000 Executive Parkway, Suite 530	610 Newport Center Drive, Suite 1150
San Ramon, California 94583	Newport Beach, California 92660-6429
Attention: Mr. Granger Cobb	Attention: President and General Counsel
Fax No. (925) 866-8506	Fax No. (949) 759-6876

With a copy to:	With a copy to:

Pircher, Nichols & Meeks	Sherry Meyerhoff Hanson & Crance, LLP
1925 Century Park East, Suite 1700	610 Newport Center Drive, Suite 1200
Los Angeles, CA 90067	Newport Beach, CA 92660
Attention: Real Estate Notices (GML) Fax	Attention: Kevin L. Sherry, Esq.
No. (310) 201-8922	Fax No. 949-719-1212

A party may designate a different address by notice as provided above. Any notice or other instrument so delivered (whether accepted or refused) shall be deemed to have been given and received on the date of delivery established by U.S. Post Office return receipt or the carrier's proof of delivery or, if not so delivered, upon its receipt. Delivery to any officer, general partner or principal of a party shall be deemed delivery to such party.

22.             Miscellaneous. Since each party has been represented by counsel and this Master Lease has been freely and fairly negotiated, all provisions shall be interpreted according to their fair meaning and shall not be strictly construed against any party. While nothing contained in this Master Lease should be deemed or construed to constitute an extension of credit by Landlord to Tenant, if a portion of any payment made to Landlord is deemed to violate any applicable laws regarding usury, such portion shall be held by Landlord to pay the future obligations of Tenant as such obligations arise and if Tenant discharges and performs all obligations hereunder, such funds will be reimbursed (without interest) to Tenant on the Termination Date. If any part of this Master Lease shall be determined to be invalid or unenforceable, the remainder shall nevertheless continue in full force and effect. Time is of the essence, and whenever action must be taken (including the giving of notice or the delivery of documents) hereunder during a certain period of time or by a particular date that ends or occurs on a Saturday, Sunday or federal holiday, then such period or date shall be extended until the immediately following business day. Whenever the words "including", "include" or "includes" are used in this Master Lease, they shall be interpreted in a non-exclusive manner as though the words "without limitation" immediately followed. Whenever the words day or days are used in this Master Lease, they shall mean "calendar day" or "calendar days" unless expressly provided to the contrary. The titles and headings in this Master Lease are for convenience of reference only and shall not in any way affect the meaning or construction of any provision. Unless otherwise expressly provided, references to any "Section" mean a section of this Master Lease (including all subsections), to any "Exhibit" or "Schedule" mean an exhibit or schedule attached hereto or to "Medicare" or "Medicaid" include any successor program. If more than one Person is Tenant hereunder, their liability and obligations hereunder shall be joint and several. Promptly upon the request of either party and at its expense, the parties shall prepare, enter into and record a suitable short form memorandum of this Master Lease. This Master Lease (a) contains the entire agreement of the parties as to the subject matter hereof and supersedes all prior or contemporaneous verbal or written agreements or understandings, (b) may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document, (c) may only be amended by a writing executed by the parties, (d) shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties, (e) shall be governed by and construed and enforced in accordance with the internal laws of the State of Ohio, without regard to the conflict of laws rules thereof, and (f) incorporates by this reference any Exhibits and Schedules attached hereto.

23.           Option to Purchase. Provided no Event of Default exists on the Call Exercise Date or the closing date, Tenant shall have the option to purchase all but not less than all the Premises by giving Landlord written notice thereof (the "Call Exercise Date") not more than fifteen (15) days before or after the date which is fifteen (15) months prior to the end of the then current Term. The purchase price shall be the greater of (a) Landlord's Camelot Investment and Landlord's Lakeview/HillenVale Investment, compounded each year after the commencement date of this Master Lease at a rate of three percent (3%) per annum, or (b) Landlord's Camelot Investment and Landlord's Lakeview/HillenVale Investment plus fifty percent (50%) of the amount by which the Fair Market Value on the Call Exercise Date as established pursuant to Exhibit C  exceeds Landlord's Camelot Investment and Landlord's Lakeview/HillenVale Investment; provided that, if such Fair Market Value has not been finally determined within one hundred twenty days after the Call Exercise Date, Tenant's rights under this Section 23 shall terminate and thereafter be null and void and of no further force or effect. Once the purchase price is so established: (i) the parties shall sign the standard sale escrow instructions of a national title company (selected by Landlord and reasonably approved by Tenant) that are in form and substance reasonably satisfactory to Landlord and Tenant and without representations or warranties, due diligence or other contingencies in favor of Tenant except as otherwise provide for herein; (ii) Tenant shall deposit three percent (3%) of the purchase price with the title company, which may be retained by Landlord as liquidated damages as a result of the failure of escrow to close solely for any breach by Tenant of these terms or the escrow instructions (and which in no way shall liquidate or limit Landlord's damages by reason of any other breach of this Master Lease); (iii) the escrow shall close on the last day of the then current Term, at which time Tenant shall pay the purchase price in cash and Landlord shall deliver title to each of the Facilities subject only to those title exceptions shown in Exhibit D by customary limited warranty deed and other customary conveyancing documents; and (iv) Tenant shall pay all transaction costs. If Tenant fails to close the escrow for any reason other than a breach by Landlord, then Landlord shall have the right to extend the Term for an additional one (1) year period during which the Rent shall be calculated as if on the Call Exercise Date Tenant had instead exercised its right to extend the Term for a Renewal Term.

24.            Memorandum of Lease. Landlord and Tenant shall, concurrently with the execution and delivery of this Master Lease, enter into a short form memorandum of this Master Lease, in form suitable for recording in the counties in which each of the Facilities are located. The short form memorandum shall be recorded in such county and state to provide constructive notice of this Master Lease and of the existence of Tenant's option to purchase set forth hereinabove.

25.            1031 Exchange. Tenant acknowledges that Landlord may elect to consummate the purchase of the Lakeview Facility and HillenVale Facility as a reverse like-kind exchange within the meaning of Section 1031 of Code (the "Exchange"). If Landlord so elects, Landlord may enter into a Qualified Exchange Accommodation Agreement (the "QEAA") with an "Exchange Accommodation Titleholder" (an "EAT") as that term is defined in Internal Revenue Service Revenue Procedure 2000-37, 2000-40 I.R.B. 1 (September 15, 2000) for the purpose of effectuating such Exchange. In such event, Tenant acknowledges that an EAT, rather than Landlord, shall take title to the Lakeview Facility and HillenVale Facility and shall lease the Lakeview Facility and HillenVale Facility to Landlord pursuant to a written lease (the "Exchange Lease"); provided, however, Landlord and Tenant acknowledge and agree that Tenant shall have no obligations under such Exchange Lease and Tenant's only duties, covenants, obligations and liabilities shall be those set forth in this Master Lease and the transaction documents relating thereto to which Tenant is a party. Upon the completion or the termination of such Exchange (which shall occur no later than one hundred eighty (180) days after the Effective Date), Landlord or an Affiliate of Landlord may elect to either (a) acquire title to the Lakeview Facility and HillenVale Facility, terminate the Exchange Lease and continue this Master Lease, or (b) acquire the equity interests in such EAT, terminate the Exchange Lease and cause such EAT to join as a "Landlord" under this Master Lease, for the purposes of continuing the lease of the Lakeview Facility and HillenVale Facility pursuant to the terms of this Master Lease. In either such event, the termination of the Exchange Lease shall not result in a termination of this Master Leases with respect to the Lakeview Facility and/or HillenVale Facility, and in the event that Landlord proceeds under clause (b) above, Tenant shall attorn to and recognize the EAT as a "Landlord" (as its interest may appear) under this Master Lease. The provisions of this Section 25 shall be self-operative and no further instrument shall be required to effect the intent and purposes hereof provided, however, at the request of Landlord, at any time following a termination of the Exchange Lease, Tenant shall execute and deliver to Landlord such written amendment to this Master Lease or other confirmation confirming the same.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, this Master Lease has been executed by Landlord and Tenant as of the date first written above.

TENANT;
SUMMERVILLE AT CAMELOT PLACE LLC,
a Delaware limited liability company

By:	/s/ Granger Cobb
Name:	Granger Cobb
Title:	President

SUMMERVILLE AT HILLEN VALE LLC,
a Delaware limited liability company

By:	/s/ Granger Cobb
Name:	Granger Cobb
Title:	President

SUMMERVILLE AT LAKEVIEW LLC,
a Delaware limited liability company

By:	/s/ Granger Cobb
Name:	Granger Cobb
Title:	President

LANDLORD;
NATIONWIDE HEALTH PROPERTIES, INC.,
a Maryland corporation

By :	/s/ Abdo H. Khoury
Name :	Abdo H. Khoury
Title :	Chief Financial & Portfolio Officer
Senior Vice President

SIGNATURE PAGE - MASTER LEASE